Exhibit 99.1

        Ibis Technology Announces Second Quarter 2004 Results

    DANVERS, Mass.--(BUSINESS WIRE)--July 21, 2004--

    Company announces continued focus on implanter equipment business; discontinuance of the wafer-manufacturing and sales business

    Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced its financial results for the second quarter ended June 30, 2004.
    Total revenues for the quarter were $2.1 million, compared to $2.1 million in the preceding quarter, and compared to $11.7 million in the second quarter of 2003, which included revenue of approximately $8 million related to the sale of an i2000 implanter that was accepted by the customer in the second quarter of 2003.
    Net loss for the 2004 second quarter was $3.4 million, or $0.32 per share, compared to a net loss of $3.5 million, or $0.33 per share, in the preceding quarter. Net income in the second quarter of 2003 was $1.2 million, or $0.13 per share.
    For the first half of 2004, total revenues were $4.1 million compared to $13.1 million for the first half of last year, which included approximately $8 million in equipment revenue as mentioned above. Net loss for the first six months of 2004 was $6.8 million, or $0.64 per share, compared to a net loss of $3.1 million, or $0.32 per share, for the same period last year.
    "We are very pleased that during the second quarter we shipped the i2000 implanter that had been ordered earlier in the year by a leading wafer manufacturer. The system is now being installed at the customer's plant," said Martin J. Reid, president and chief executive officer of Ibis Technology Corporation. Revenue recognition for this implanter, which is expected to amount to approximately $7 million, will be based on final customer acceptance, the timing of which may vary depending on a number of factors. As a result Ibis cannot provide any guarantees with respect to when or whether it will recognize revenue on this transaction.
    The company received a second payment from a customer upon shipment of the i2000 implanter mentioned above during the second quarter. This amount has been recorded as deferred revenue. The company has also started procuring selected parts for two additional machines with the intention of manufacturing one tool in anticipation of an order during the second half of 2004. The company has approximately $14 million of cash on hand. With just one additional order and the operational changes the company expects to put into place during the third quarter, the company anticipates that based on its most recent forecast it could sustain operations for the foreseeable future or for about 18 months.
    In a separate press release issued by Ibis today, the company announced that, consistent with its focus on its equipment business, it has decided to discontinue the wafer-manufacturing portion of its business. "From our perspective, the increased interest in our SIMOX implanters that we are seeing from leading wafer manufacturers is a signal that it's time for us to concentrate our total efforts on our equipment business," said Reid.

    Corporate Outlook

    Commenting on the company's future outlook, Reid said, "We are now focused exclusively on our equipment business. We anticipate that we will be phasing out production volume wafer manufacturing early in the third quarter; as a result, we expect that future wafer revenues will be small. Equipment revenues will depend primarily on whether and when our customer accepts the machine that we shipped in the second quarter."
    "Although the decision to increase our focus on our equipment business is consistent with our long-term strategy, we believe that it will cause 'lumpy' revenues when viewed on a quarter-to-quarter basis," said Reid. "This is likely to remain the case until implanter sales increase substantially."

    Teleconference and Simultaneous Webcast

    Ibis will host a teleconference to discuss its second quarter results and outlook for the future on July 21, 2004 at 5:00 p.m. ET. The dial-in number to listen to the conference call is 719-457-2680. A live webcast of the conference call will be available at the Ibis Technology website at www.ibis.com or at www.streetevents.com. A replay of the call will be available on these websites for approximately one week.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, the company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements regarding, among other things, (i) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology, (ii) the company's belief that wafer manufacturers will become the primary suppliers of SIMOX-SOI wafers to the chipmaking industry, (iii) the timing and likelihood of revenue recognition on orders for the company's implanters, (iv) the timing and impact of the company's decision to discontinue its wafer manufacturing and sales operation, (v) the company's plan to focus on supplying implanters to wafer manufacturers, (vi) the company's expectations regarding future orders for i2000 implanters, and (vii) and the adoption rate of SOI technology. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those, described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, future continued migration to SOI technology and, market acceptance of SIMOX, the level of demand for the company's products, the company's ability to pursue, and maintain, further strategic relationships, partnerships and alliances with third parties, the company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which the i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the company's Securities and Exchange Commission filings from time to time, including but not limited to, the company's Annual Report on Form 10-K for the year ended December 31, 2003. All information set forth in this press release is as of July 21, 2004, and Ibis undertakes no duty to update this information unless required by law.


                      Ibis Technology Corporation
                  Condensed Statements of Operations
                              (Unaudited)

                       Quarter Ended June 30,  6 Months Ended June 30,
                        2004          2003       2004         2003

Product sales       $ 1,889,000  $ 3,532,000  $ 3,738,000 $ 4,208,000
Contract and other
 revenue                 83,000       28,000      173,000     526,000
Equipment revenue       120,000    8,162,000      238,000   8,396,000
  Total revenue       2,092,000   11,722,000    4,149,000  13,130,000
Cost of product
 sales                3,186,000    4,632,000    6,442,000   7,506,000
Cost of contract
 and other revenue        5,000       10,000       12,000      28,000
Cost of equipment
 revenue               372 ,000    3,685,000      699,000   3,805,000
  Gross profit       (1,471,000)   3,395,000   (3,004,000)  1,791,000
General &
 administrative         573,000      568,000    1,204,000   1,187,000
Marketing & sales       425,000      307,000      766,000     661,000
Research &
 development            887,000    1,297,000    1,872,000   3,033,000
Income (loss) from
 operations          (3,356,000)   1,223,000   (6,846,000) (3,090,000)
Other income             (2,000)       3,000        7,000      30,000
Net income  (loss)  $(3,358,000) $ 1,226,000  $(6,839,000)$(3,060,000)
Net income (loss)
 per share
  Basic             $     (0.32) $      0.13  $     (0.64)$     (0.32)
  Diluted           $     (0.32) $      0.13  $     (0.64)$     (0.32)
Weighted average
 number of shares
 used in per share
 calculation
  Basic              10,657,780    9,485,507   10,654,548   9,480,252
  Diluted            10,657,780    9,501,079   10,654,548   9,480,252



                       Condensed Balance Sheets

                                             (Unaudited)   (Audited)
                                               June 30,   December 31,
                                                 2004         2003
Assets
Current assets:
  Cash and cash equivalents                  $13,955,000  $14,175,000
  Accounts receivable                             40,000      124,000
  Unbilled revenue                                75,000      529,000
  Inventories                                  6,512,000    1,758,000
  Other current assets                           382,000      247,000
     Current assets                           20,964,000   16,833,000
Property and equipment                        11,340,000   16,841,000
Other assets                                   1,524,000    1,669,000
     Total assets                            $33,828,000  $35,343,000
Liabilities and Stockholders' Equity
Current liabilities:
  Capital lease obligation, current          $   436,000  $ 1,184,000
  Accounts payable                             4,063,000    3,042,000
  Deferred revenue                             4,942,000           --
     Current liabilities                       9,441,000    4,226,000
Capital lease obligation, long-term                    -            -
Stockholders' equity                          24,387,000   31,117,000
  Total liabilities and stockholders' equity $33,828,000  $35,343,000



    CONTACT: Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
             or
             IR Agency Contact:
             Bill Monigle Associates
             Bill Monigle, 603-424-1184